UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2010

NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6330 Nancy Ridge Drive, Suite 103, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 27, 2010, Richard J. Berman delivered a conditional resignation as a Class II director of NexMed, Inc. (the “Company”) in accordance with the Company’s Majority Vote Policy (the “Policy”).  Pursuant to the Policy, directors are expected to tender a conditional offer of resignation to the Company’s Board of Directors (the “Board”) if that director receives more votes “against” than “for” his or her reelection to the Board.  At the Company’s 2010 Annual Meeting of Stockholders, Mr. Berman was reelected, but received more votes “against” his election than “for.”  Accordingly, Mr. Berman tendered his resignation under the Policy at that time.  The Board considered Mr. Berman’s offer of resignation and, effective June 22, 2010, accepted Mr. Berman’s resignation as a director of the Company.  Mr. Berman’s resignation was tendered and accepted solely pursuant to the Policy and did not relate to any disagreements with the Company.

Also on June 22, 2010, the Company appointed Deirdre Y. Gillespie, M.D. to serve on the Board as a Class II director and to fill the vacancy created by Mr. Berman’s resignation.  It is anticipated that Dr. Gillespie will also be appointed as Chair of the Finance Committee of the Board and as a member of the Audit and Corporate Governance/Nominating Committees of the Board. Dr. Gillespie currently serves as President and Chief Executive Officer of La Jolla Pharmaceutical Company (“La Jolla”), a publicly held biopharmaceutical company.  Dr. Gillespie has served as a director, and as President and Chief Executive Officer, of La Jolla since March 2006.  Dr. Gillespie previously served as the President and Chief Executive Officer of Oxxon Therapeutics, Inc., a privately held pharmaceutical company, from 2001 to 2005. Prior to that, she served as Chief Operating Officer of Vical, Inc., from 2000 to 2001, and Executive Vice President & Chief Business Officer, from 1998 to 2000.  Dr. Gillespie also held a number of positions at DuPont Merck Pharmaceutical Company, including Vice President of Marketing, from 1991 to 1996.  Dr. Gillespie received her M.B.A. from the London Business School and her M.D. and B.Sc. from London University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By:	/s/ Mark Westgate
Name: Mark Westgate
Title: Vice President and Chief Financial Officer

Date: June 24, 2010